Exhibit (b)

EAGLE POINT INSTITUTIONAL INCOME FUND

BYLAWS

Dated as of January 25, 2022

TABLE OF CONTENTS

Page

ARTICLE I SHAREHOLDER MEETINGS	1
1.1.	Chairman	1
1.2.	Proxies; Voting	1
1.3.	Notice of Meeting and Fixing Record Dates	1
1.4.	Inspectors of Election	2
1.5.	Records at Shareholder Meetings	2
1.6.	Postponement, Adjournment and Change of Place of Meetings	2
1.7.	Meetings by Remote Communication	3
ARTICLE II TRUSTEES	3
2.1.	Annual and Regular Meetings	3
2.2.	Chairman; Records	3
ARTICLE III OFFICERS	3
3.1.	Officers of the Trust	3
3.2.	Election and Tenure	4
3.3.	Removal and Resignation of Officers	4
3.4.	Bonds and Surety	4
3.5.	Chief Executive Officer and Vice Presidents	4
3.6.	Secretary	5
3.7.	Chief Financial Officer	5
3.8.	Chief Compliance Officer	5
3.9.	Other Officers and Duties	5
ARTICLE IV MISCELLANEOUS	6
4.1.	Depositories	6
4.2.	Signatures	6
4.3.	Seal	6
ARTICLE V SHARE TRANSFERS	6
5.1.	Transfer Agents, Registrars and the Like	6
5.2.	Transfer of Shares	6
5.3.	Registered Shareholders	6

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TABLE OF CONTENTS

(continued)

Page

ARTICLE VI CONTROL SHARE ACQUISITIONS	7
6.1.	Definitions	7
6.2.	Delivery of Control Share Acquisition Statement	9
6.3.	Meeting of Shareholders	10
6.4.	Authorization of Voting Rights	11
6.5.	No Appraisal Rights	12
6.6.	Persons Required to Provide Information	12
6.7.	Interpretation	12
6.8.	Amendment	12

ARTICLE VII AMENDMENT OF BYLAWS	13

7.1.	Amendment and Repeal of Bylaws	13

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EAGLE POINT INSTITUTIONAL INCOME FUND

BYLAWS

These Bylaws are made and adopted pursuant to Section 3.8 of the Amended and Restated Declaration of Trust of Eagle Point Institutional Income Fund (the “Trust”), dated as of January 25, 2022, as from time to time amended (the “Declaration”). All words and terms capitalized in these Bylaws shall have the meaning or meanings set forth for such words or terms in the Declaration.

ARTICLE I

SHAREHOLDER MEETINGS

1.1.          Chairman. The Chairman of the Board of Trustees, if any, shall act as chairman at all meetings of the shareholders of the Trust (“Shareholders”); in the Chairman’s absence, the Trustee or Trustees present at each meeting may elect a temporary chairman for the meeting, who may be one of themselves.

1.2.           Proxies; Voting. Shareholders may vote either in person or by duly executed proxy and each full Share represented at the meeting shall have one vote and each fractional Share shall be entitled to a vote of such fraction, all as provided in Article X of the Declaration.

1.3.           Notice of Meeting and Fixing Record Dates. Notice of all meetings of Shareholders, stating the time, place (including that the meeting will be held by remote communication, as applicable) and purposes of the meeting, shall be sent or otherwise given to each Shareholder of record entitled to vote thereat at its registered address, not less than ten (10) nor more than one hundred and twenty (120) days before the date of the meeting. For the purpose of determining the Shareholders who are entitled to notice of or to vote or act at any meeting, including any adjournment thereof, or who are entitled to participate in any dividends, or for any other proper purpose, the Trustees may from time to time, without closing the transfer books, fix a record date in the manner provided in Section 10.3 of the Declaration. If the Trustees do not prior to any meeting of Shareholders so fix a record date or close the transfer books, then the date of mailing of notice of the meeting or the date upon which the dividend resolution is adopted, as the case may be, shall be the record date. Notice of any meeting of Shareholders shall be deemed waived by any Shareholder who attends the meeting in person or by proxy or who before or after the meeting submits a signed waiver of notice that is filed with the records of the meeting.

1.4.           Inspectors of Election. In advance of any meeting of Shareholders, the Trustees may appoint Inspectors of Election to act at the meeting or any adjournment thereof. If Inspectors of Election are not so appointed, the person acting as chairman at any meeting of Shareholders may, and on the request of any Shareholder or Shareholder proxy shall, appoint Inspectors of Election of the meeting. The number of Inspectors of Election shall be either one or three. If appointed at the meeting on the request of one or more Shareholders or proxies, a majority of the Trust’s shares of beneficial interest (“Shares”) present shall determine whether one or three Inspectors of Election are to be appointed, but failure to allow such determination by the Shareholders shall not affect the validity of the appointment of Inspectors of Election. In case any person appointed as Inspector of Election fails to appear or fails or refuses to act, the vacancy may be filled by appointment made by the Trustees in advance of the convening of the meeting or at the meeting by the person acting as chairman. The Inspectors of Election shall determine the number of Shares outstanding, the Shares represented at the meeting and the voting power of each Share, the existence of a quorum, the authenticity, validity and effect of proxies, shall receive votes, ballots or consents, shall hear and determine all challenges and questions in any way arising in connection with the right to vote, shall count and tabulate all votes or consents, determine the results, and do such other acts as may be proper to conduct the election or vote with fairness to all Shareholders. If there are three Inspectors of Election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. On request of the person acting as chairman of the meeting, or of any Shareholder or Shareholder proxy, the Inspectors of Election shall make a report in writing of any challenge or question or matter determined by them and shall execute a certificate of any facts found by them.

1.5.          Records at Shareholder Meetings. At each meeting of the Shareholders, there shall be made available for inspection at a convenient time and place during normal business hours, if requested by Shareholders, the minutes of the last previous meeting of Shareholders of the Trust and a list of the Shareholders of the Trust, as of the record date of the meeting or the date of closing of transfer books, as the case may be. Such list of Shareholders shall contain the name and the address of each Shareholder in alphabetical order and the number of Shares owned by such Shareholder. Shareholders shall have such other rights and procedures of inspection of the books and records of the Trust as are granted to stockholders of a Delaware business corporation.

1.6.          Postponement, Adjournment and Change of Place of Meetings. Prior to the date upon which any meeting of Shareholders is to be held, the Board of Trustees may, in its sole discretion, which may be delegated to the officers of the Trust, postpone or change the place of such meeting (including by specifying that the meeting will be held by remote communication) one or more times for any reason by giving notice to each Shareholder entitled to vote at the meeting so postponed or changed of the place (including that the meeting will be held by remote communication, as applicable), date and hour at which such meeting will be held. Such notice shall be given not fewer than two (2) days before the date of such meeting and otherwise in accordance with Section 1.3. Any Shareholders’ meeting may be adjourned by the chairman of the meeting one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Shareholder vote shall be required for any adjournment. A Shareholders’ meeting may be adjourned by the chairman of the meeting as to one or more proposals regardless of whether action has been taken on other matters. No notice of adjournment of a meeting to another time or place need be given to Shareholders if such time and place are announced at the meeting at which the adjournment is taken or notice is given to persons present at the meeting. Any adjourned meeting may be held at such time and place (including that the meeting will be held by remote communication, as applicable) as determined by the Board of Trustees or by the chairman of the meeting or the officers of the Trust or other authorized persons pursuant to delegated authority from the Trustees in the sole discretion of such Trustees, chairman, officers or authorized persons and announced at the meeting. Any business that might have been transacted at the original meeting may be transacted at any adjourned meeting. If, after a postponement or adjournment, a new record date is fixed for the postponed or adjourned meeting, the Secretary shall give notice of the postponed or adjourned meeting to Shareholders of record entitled to vote at such meeting. If a quorum is present with respect to any one or more proposals, the chairman of the meeting may, but shall not be required to, cause a vote to be taken with respect to any such proposal or proposals which vote can be certified as final and effective notwithstanding the adjournment of the meeting with respect to any other proposal or proposals.

1.7.          Meetings by Remote Communication. The Trustees may, in their sole discretion, determine that a meeting of Shareholders may be held solely by means of remote communication. If authorized by the Trustees, in their sole discretion, and subject to such guidelines and procedures as the Trustees may adopt, Shareholders and proxyholders not physically present at a meeting of Shareholders may, by means of remote communication: (a) participate in a meeting of Shareholders; and (b) be deemed present in person and vote at a meeting of Shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that: (i) the Trust shall implement such measures as the Trustees deem to be reasonable (A) to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a Shareholder or proxyholder; and (B) to provide such Shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the Shareholders; and (ii) if any Shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Trust.

ARTICLE II

TRUSTEES

2.1.           Annual and Regular Meetings. Meetings of the Trustees shall be held from time to time upon the call of the Chairman, if any, the Chief Executive Officer, the Secretary or any three Trustees. Regular meetings of the Trustees may be held without call or notice and shall generally be held quarterly. Except as may be required by applicable law, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Trustees need be stated in the notice or waiver of notice of such meeting, and no notice need be given of action proposed to be taken by unanimous written consent.

2.2.           Chairman; Records. The Chairman, if any, shall act as chairman at all meetings of the Trustees; in the absence of a Chairman, the Trustees present shall elect one Trustee to act as chairman of the meeting. The results of all actions taken at a meeting of the Trustees, or by unanimous written consent of the Trustees, shall be recorded by the Secretary or such other person as the Board of Trustees or Secretary may from time to time designate.

ARTICLE III

OFFICERS

3.1.          Officers of the Trust. The officers of the Trust shall consist of a Principal Executive Officer, a Chief Executive Officer, a Secretary, a Chief Financial Officer, a Principal Accounting Officer, a Chief Operating Officer and a Chief Compliance Officer and may also include such other officers or assistant officers as may be elected or authorized by the Trustees. Any two or more of the offices may be held by the same person, except that the same person may not be both Chief Executive Officer and Secretary. No officer of the Trust need be a Trustee.

3.2.           Election and Tenure. At the initial organization meeting, the Trustees shall elect the Principal Executive Officer, Chief Executive Officer, Secretary, Chief Financial Officer, Principal Accounting Officer, Chief Operating Officer and Chief Compliance Officer and such other officers as the Trustees shall deem necessary or appropriate in order to carry out the business of the Trust. Such officers shall serve at the pleasure of the Trustees or until their successors have been duly elected and qualified. The Trustees may fill any vacancy in office or add any additional officers at any time.

3.3.           Removal and Resignation of Officers. Any officer may be removed at any time, with or without cause, by action of a majority of the Trustees. This provision shall not prevent the making of a contract of employment for a definite term with any officer and shall have no effect upon any cause of action which any officer may have as a result of removal in breach of a contract of employment. Any officer may resign at any time by notice in writing signed by such officer and delivered or mailed to the Chairman, if any, Chief Executive Officer or Secretary, and such resignation shall take effect immediately upon receipt by the Chairman, if any, Chief Executive Officer or Secretary, or at a later date according to the terms of such notice in writing.

3.4.           Bonds and Surety. Any officer may be required by the Trustees to be bonded for the faithful performance of such officer’s duties in such amount and with such sureties as the Trustees may determine.

3.5.          Chief Executive Officer and Vice Presidents. The Chief Executive Officer shall be a principal executive officer of the Trust and, subject to the control of the Trustees, shall have general supervision, direction and control of the business of the Trust and of its employees and shall exercise such general powers of management as are usually vested in the office of Chief Executive Officer of a corporation. Subject to direction of the Trustees, the Chief Executive Officer shall have power in the name and on behalf of the Trust to execute any and all loans, documents, contracts, agreements, deeds, mortgages, registration statements, applications, requests, filings and other instruments in writing, and to employ and discharge employees and agents of the Trust. Unless otherwise directed by the Trustees, the Chief Executive Officer shall have full authority and power, on behalf of all of the Trustees, to attend and to act and to vote, on behalf of the Trust at any meetings of business organizations in which the Trust holds an interest, or to confer such powers upon any other persons, by executing any proxies duly authorizing such persons. The Chief Executive Officer shall have such further authorities and duties as the Trustees shall from time to time determine. In the absence or disability of the Chief Executive Officer, the Vice-Presidents in order of their rank as fixed by the Trustees or, if more than one and not ranked, the Vice-President designated by the Trustees, shall perform all of the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all of the restrictions upon the Chief Executive Officer. Subject to the direction of the Trustees, and of the Chief Executive Officer, each Vice-President shall have the power in the name and on behalf of the Trust to execute any and all instruments in writing, and, in addition, shall have such other duties and powers as shall be designated from time to time by the Trustees or by the Chief Executive Officer.

3.6.          Secretary. The Secretary shall maintain the minutes of all meetings of, and record all votes of, Shareholders, Trustees and any committee of the Trustees. The Secretary shall be custodian of the seal of the Trust, if any, and the Secretary (and any other person so authorized by the Trustees) shall affix the seal, or if permitted, facsimile thereof, to any instrument executed by the Trust which would be sealed by a Delaware business corporation executing the same or a similar instrument and shall attest the seal and the signature or signatures of the officer or officers executing such instrument on behalf of the Trust. The Secretary shall also perform any other duties commonly incident to such office in a Delaware business corporation, and shall have such other authorities and duties as the Trustees shall from time to time determine.

3.7.           Chief Financial Officer. Except as otherwise directed by the Trustees, the Chief Financial Officer shall be responsible for the general supervision of the monies, funds, securities, notes receivable and other valuable papers and documents of the Trust, and shall have and exercise, under the supervision of the Trustees and the Chief Executive Officer, all powers and duties normally incident to the office in a Delaware business corporation. The Chief Financial Officer may endorse for deposit or collection all notes, checks and other instruments payable to the Trust or to its order. The Chief Financial Officer shall deposit all funds of the Trust in such depositories as the Trustees shall designate. The Chief Financial Officer shall be responsible for such disbursement of the funds of the Trust as may be ordered by the Trustees or the Chief Executive Officer. The Chief Financial Officer shall keep accurate account of the books of the Trust’s transactions which shall be the property of the Trust, and which together with all other property of the Trust in the Chief Financial Officer’s possession, shall be subject at all times to the inspection and control of the Trustees. The Chief Financial Officer shall have such other duties and authorities as the Trustees shall from time to time determine. Notwithstanding anything to the contrary herein contained, the Trustees may authorize any adviser, administrator, manager or transfer agent to maintain bank accounts and deposit and disburse funds of any class of securities of the Trust on behalf of such class.

3.8.          Chief Compliance Officer. The Trustees shall designate a Chief Compliance Officer to the extent required by, and consistent with the requirements of, the 1940 Act. The Chief Compliance Officer, subject to the direction of and reporting to the Board of Trustees, shall be responsible for the oversight of the Trust’s compliance with the Federal securities laws and other applicable regulatory requirements. The designation, compensation and removal of the Chief Compliance Officer must be approved by the Trustees, including a majority of the trustees who are not Interested Persons of the Trust. The Chief Compliance Officer shall perform such executive, supervisory and management functions and duties as the Trustees may assign to him or her from time to time.

3.9.          Other Officers and Duties. The Trustees may elect such other officers and assistant officers as they shall from time to time determine to be necessary or desirable in order to conduct the business of the Trust. Assistant officers shall act generally in the absence of the officer whom they assist and shall assist that officer in the duties of the office. Each officer, employee and agent of the Trust shall have such other duties and authority as may be conferred upon such person by the Trustees or delegated to such person by the Chief Executive Officer.

ARTICLE IV

MISCELLANEOUS

4.1.           Depositories. In accordance with Section 8.1 of the Declaration, the funds of the Trust shall be deposited in such custodians as the Trustees shall designate and shall be drawn out on checks, drafts or other orders signed by such officer, officers, agent or agents (including the adviser, administrator or manager), as the Trustees may from time to time authorize.

4.2.          Signatures. All contracts and other instruments shall be executed on behalf of the Trust by its properly authorized officers, agent or agents, as provided in the Declaration or these Bylaws or as the Trustees may provide from time to time by resolution.

4.3.          Seal. The Trust is not required to have any seal, and the adoption or use of a seal shall be purely ornamental and be of no legal effect. The seal, if any, of the Trust may be affixed to any instrument, and the seal and its attestation may be lithographed, engraved or otherwise printed on any document with the same force and effect as if it had been imprinted and affixed manually in the same manner and with the same force and effect as if done by a Delaware business corporation. The presence or absence of a seal shall have no effect on the validity, enforceability or binding nature of any document or instrument that is otherwise duly authorized, executed and delivered.

ARTICLE V

SHARE TRANSFERS

5.1.           Transfer Agents, Registrars and the Like. As provided in Section 6.8 of the Declaration, the Trustees shall have authority to employ and compensate such transfer agents and registrars with respect to the Shares as the Trustees shall deem necessary or desirable. In addition, the Trustees shall have power to employ and compensate such dividend disbursing agents, warrant agents and agents for the reinvestment of dividends as they shall deem necessary or desirable. Any of such agents shall have such power and authority as is delegated to any of them by the Trustees.

5.2.           Transfer of Shares. The Shares shall be subject to the limitations on transfer as provided in Section 6.9 of the Declaration. The Trust, or its transfer agents, shall be authorized to refuse any transfer unless and until presentation of proper evidence as may be reasonably required to show that the requested transfer is proper.

5.3.          Registered Shareholders. The Trust may deem and treat the holder of record of any Shares as the absolute owner thereof for all purposes and shall not be required to take any notice of any right or claim of right of any other person.

ARTICLE VI

CONTROL SHARE ACQUISITIONS

6.1.           Definitions. As used in this Article VI, the following terms have the meanings specified below:

(a)               “Associate” shall mean, with respect to any Person (as defined below), (i) any Person who directly or indirectly controls or is controlled by, or is under common control with such Person, “control,” as used in this subsection meaning the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; (ii) any Person who is acting or intends to act jointly or in concert with such Person in connection with a Control Share Acquisition (as defined below); (iii) any corporation or organization of which such Person is an officer, director or partner or in which such Person performs a similar function; (iv) any direct or indirect beneficial owner of ten percent (10%) or more of any class of equity securities of such Person; (v) any trust or estate in which such Person has a beneficial interest not represented by transferable shares or as to which such Person serves as trustee or in a similar fiduciary capacity; and (vi) any relative or spouse of such Person, or any relative of such spouse, any one of whom has the same residence as such Person.

(b)               “Beneficial ownership” shall mean the sole or shared power to dispose or direct the disposition of Shares or the sole or shared power to vote or to direct the voting of Shares, whether such power is direct or indirect or through any contract, arrangement, understanding, relationship or otherwise. A Person shall not be deemed to be a beneficial owner of Shares as to which such Person may exercise voting power solely by virtue of a revocable proxy conferring the right to vote. A member of a national securities exchange shall not be deemed to be a beneficial owner of Shares held directly or indirectly by it on behalf of another Person solely because such member is the record holder of such securities and, pursuant to the rules of such exchange, may direct the vote of such shares, without instruction, on other than contested matters or matters that may affect substantially the rights or privileges of the holders of the Shares to be voted but is otherwise precluded by the rules of such exchange from voting without instructions.

(c)               (1)     “Control Share Acquisition” shall mean the acquisition by any Person of Beneficial Ownership of Shares which, but for the provisions of this Article VI, would have voting rights and which, when added to all other Shares beneficially owned by such Person (including Shares otherwise included in the categories enumerated in Section 6.1(c)(3) of this Article VI below), would entitle such Person, upon acquisition of such Shares, to vote or direct the voting of Shares having voting power in the election of Trustees (except for any elections of Trustees by holders of preferred shares voting as a separate class) within any of the following ranges of such voting power:

(i)	one-tenth or more but less than one-third of all voting power;

(ii)	one-third or more but less than a majority of all voting power; or

(iii)	a majority or more of all voting power.

(2)       All Shares the Beneficial Ownership of which is acquired by such Person within ninety days before or after the date on which such Person makes an acquisition of Beneficial Ownership of Shares which results in such Control Share Acquisition, and all Shares acquired by such Person pursuant to a plan to make a Control Share Acquisition, shall be deemed to have been acquired in the same Control Share Acquisition for purposes of this Article VI.

(3)        Subject to the provisions of Section 6.1(c)(2) of this Article VI, a Control Share Acquisition shall not include the acquisition of Beneficial Ownership of Shares acquired:

(i)                by a sole initial shareholder prior to the Trust’s commencement of investment operations;

(ii)               by will or pursuant to the laws of descent and distribution;

(iii)              pursuant to the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the provisions of this Article VI;

(iv)             pursuant to a tender offer, merger or consolidation, but only if such tender offer, merger or consolidation is pursuant to an agreement of merger or consolidation to which the Trust is a party; and

(v)              directly from the Trust or a wholly-owned subsidiary thereof.

(4)       The acquisition of Beneficial Ownership of Shares does not constitute a Control Share Acquisition if the acquisition is made by or from:

(i)                a Person whose voting rights with respect to Shares were previously authorized by the Shareholders of the Trust in compliance with this Article VI, unless such acquisition, when added to all other Shares beneficially owned by the Person making such acquisition, would entitle such acquiring Person to vote or direct the voting of Shares having voting power in the election of Trustees in excess of the range of voting power within which all Shares beneficially owned by such Person whose voting rights were previously so authorized had voting power immediately following such authorization; or

(ii)               a Person whose previous acquisition of Beneficial Ownership of Shares would have constituted a Control Share Acquisition but for the provisions of Section 6.1(c)(3) of this Article VI, unless such later acquisition, when added to all other Shares beneficially owned by the Person making such acquisition, would entitle such acquiring Person to vote or direct the voting of Shares having voting power in the election of Trustees in excess of the range of voting power within which the Person who made such previous acquisition could exercise voting power immediately following such previous acquisition.

(d)               “Control Share Acquisition Statement” shall mean a statement satisfying the requirements of Section 6.2 of this Article VI below.

(e)               “Interested Shares” shall mean Shares that are beneficially owned by:

(1)        any Person who has acquired Beneficial Ownership of Shares in a Control Share Acquisition;

(2)         any officer of the Trust; or

(3)        any Trustee of the Trust who is an Interested Person of the Trust.

For the avoidance of doubt, any Person whose voting rights in connection with a Control Share Acquisition are subject to a Shareholder vote at a meeting of Shareholders pursuant to Section 6.3 of this Article VI shall be deemed to hold Interested Shares with respect to any Shareholder vote at such meeting on voting rights in connection with a Control Share Acquisition by any other Person.

(f)               “Person” shall mean and include individuals, corporations, partnerships, trusts, limited liability companies, associations, joint ventures and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof and any Associate of such Person.

6.2.           Delivery of Control Share Acquisition Statement. Any Person who has made a Control Share Acquisition or has made a bona fide written offer to make a Control Share Acquisition may deliver to the Trust, personally or by registered or certified mail at its principal executive office, a Control Share Acquisition Statement which shall contain the following: the identity of such Person and any Associate of such Person who intends to acquire or has acquired Beneficial Ownership of Shares;

(a)               a statement that such Control Share Acquisition Statement is being made and delivered pursuant to the provisions of this Article VI;

(b)               the number and class or series of Shares of the Trust beneficially owned by such Person and each Associate of such Person prior to the Control Share Acquisition;

(c)               the number and class or series of Shares acquired or proposed to be acquired by such Person pursuant to the Control Share Acquisition and the range of voting power to which the Control Share Acquisition is or, if consummated, would be subject pursuant to the provisions of Section 6.1(c)(2) of this Article VI; and

(d)               a description of the terms and conditions of the proposed or completed Control Share Acquisition, including but not limited to the prices paid by such Person in the Control Share Acquisition and the dates upon which the Shares were acquired.

6.3.          Meeting of Shareholders.

(a)           If the Person delivering the Control Share Acquisition Statement so demands in writing contemporaneously with the delivery of such Control Share Acquisition Statement, the Trustees, within ten (10) days after the receipt of the demand, shall call a special meeting of Shareholders for the purpose of considering whether voting rights of such Person shall be authorized for the Shares acquired or to be acquired in the Control Share Acquisition. The demand shall not be effective unless accompanied by an undertaking by such Person to pay the Trust’s reasonable expenses in connection with the special meeting but not including the expenses of the Trust incurred in opposing a vote to authorize voting rights of such Person for the Shares acquired or proposed to be acquired in the Control Share Acquisition. The Trustees may require the Person making the demand to give bond, with sufficient surety, or may require such Person to deposit cash in escrow to reasonably assure the Trust that this undertaking will be satisfied. As promptly as reasonably practicable after the Trustees have called the special meeting of Shareholders, the Trust shall give written notice of the special meeting to Shareholders. Such notice shall be given not less than twenty (20) days before the date of the special meeting. Unless the Person delivering the Control Share Acquisition Statement and the Trust shall agree in writing to a later date, the special meeting of Shareholders shall be held not more than fifty (50) days after the receipt by the Trust of the demand. If the Person delivering the Control Share Acquisition Statement so requests in the demand, the special meeting of Shareholders shall be held no sooner than thirty (30) days after receipt by the Trust of the demand.

(1)           A demand delivered pursuant to Section 6.3(a) of this Article VI shall not be considered a notice of Shareholder proposal for purposes of the Declaration or any other Article of these By-Laws and shall not be subject to the informational requirements or deadlines associated therewith and shall not be considered a special meeting request for purposes of the Declaration or any other Article of these By-Laws and shall not be subject to the informational requirements or deadlines associated therewith.

(2)          For the avoidance of doubt, a demand delivered pursuant to this Section 6.3(a) of this Article VI shall be limited to the consideration of the voting rights of the Person making or proposing to make the Control Share Acquisition to be authorized for only those Shares acquired within the range of voting power to which the Control Share Acquisition is subject pursuant to the provisions of Section 6.1(c)(1) of this Article VI, and any Shares acquired in excess of such range shall constitute a separate Control Share Acquisition with respect to the next range of voting power and, therefore, shall be treated separately for purposes of applying the provisions of this Article VI.

(b)          If no demand respecting a special meeting of Shareholders is made in accordance with Section 6.3(a) of this Article VI, consideration of the authorization of the voting rights of the Person making or proposing to make the Control Share Acquisition for the Shares acquired or proposed to be acquired in the Control Share Acquisition may, in the sole discretion of the Board of Trustees, be presented at any meeting of Shareholders notice of which has not been given prior to the receipt by the Trust of the Control Share Acquisition Statement. The Trust shall provide the Person making or proposing to make the Control Share Acquisition for the Shares acquired or proposed to be acquired in the Control Share Acquisition with written notice of the proposal not less than twenty (20) days before the date on which notice of such meeting is given.

(c)               The notice to Shareholders of any annual or special meeting at which the authorization of voting rights of the Person making or proposing to make the Control Share Acquisition for the Shares acquired or proposed to be acquired in the Control Share Acquisition is to be considered shall be directed to all Shareholders as of the record date set for such meeting. Such notice shall include or be accompanied by a copy of the Control Share Acquisition Statement received by the Trust pursuant to this Section 6.3 of this Article VI and such other information as the Trust deems appropriate.

(d)               A Person whose voting rights with respect to Shares acquired or proposed to be acquired in a Control Share Acquisition are considered at a meeting of Shareholders with respect to one of the three ranges of voting power specified in Section 6.1(c)(1) of this Article VI above and not approved may not demand Shareholder consideration of its voting rights in connection with Shares acquired or proposed to be acquired in a Control Share Acquisition with respect to the same range of voting power at any subsequent Shareholder meeting held within two calendar years of the initial meeting at which such Person’s voting rights were considered with respect to such range. For the avoidance of doubt, such Person shall not have voting rights with respect to such Shares acquired in such Control Share Acquisition except to the extent approved at a future meeting held after the expiration of such two-year period and, after the expiration of such two-year period, such Person may deliver a Control Share Acquisition Statement (in accordance with Section 6.2 of this Article VI above) with respect to such Shares (and/or any other Shares acquired or proposed to be acquired in a Control Share Acquisition with respect to the same range of voting power) and may demand Shareholder consideration of the voting rights to be authorized for such Person with respect to such Shares (in accordance with Section 6.3(a) of this Article VI above).

6.4.          Authorization of Voting Rights.

(a)               The beneficial owner of Shares of the Trust acquired in any Control Share Acquisition shall have only such voting rights with respect to such Shares as are authorized pursuant to this Section 6.4 of Article VI.

(b)              The beneficial owner of Shares acquired in a Control Share Acquisition shall have the same voting rights with respect to those Shares as the beneficial owners of all other Shares of the Trust only to the extent authorized by vote of Shareholders at a meeting of Shareholders. Such authorization shall require the affirmative vote of the holders of two-thirds of all of the Shares entitled to vote on this matter, excluding Interested Shares. Interested Shares shall be disregarded for determining a quorum and shall not be entitled to vote with respect to such authorization.

(c)          If voting rights of the beneficial owners of Shares acquired in a Control Share Acquisition are not authorized pursuant to Section 6.4(b) of this Article VI:

(1)           such beneficial owner shall not be “entitled to vote” such Shares and such Shares held by such beneficial owner shall not be “entitled to vote” on any matters within the meaning of Article X of the Declaration and Article I of these By-Laws;

(2)           such beneficial owner shall be entitled to vote such Shares in connection with any matter with respect to which the Declaration requires action by or approval or affirmative vote of a percentage of outstanding Shares; provided that action or approval with respect to any such matter shall also require the action by or approval or affirmative vote of the same percentage of the outstanding Shares, excluding such Shares held by such beneficial owner, which Shares for the purpose of such vote such beneficial owner shall not be entitled to vote and shall not be considered “outstanding;”

(3)           the beneficial owner of such Shares shall not otherwise have voting rights with respect to such Shares with respect to any matter pursuant to the Declaration or these By-Laws; and

(4)           if such Shares held by such beneficial owner shall not be entitled to vote on a matter pursuant to this Section 6.4(c) of Article VI, such Shares shall not be considered “present” or “entitled to vote” for purposes of determining quorum pursuant to Article X of the Declaration and Article I of these By-Laws.

(d)          Such Shares may be voted upon transfer of Beneficial Ownership of such Shares to another Person unless such transfer constitutes a Control Share Acquisition by the acquirer, in which event the ability of the acquirer to vote such Shares shall be subject to the provisions of this Article VI.

6.5.           No Appraisal Rights. No holder of Shares of any class or series shall have appraisal rights with respect to their Shares as a result of any Control Share Acquisition or the authorization of voting rights with respect to any Control Share Acquisition.

6.6.           Persons Required to Provide Information. Each Person who owns Shares of the Trust either beneficially or of record shall provide to the Trust such information as the Trust may request as is necessary for the Trust to apply the provisions in this Article VI.

6.7.          Interpretation. The Trustees may adopt policies, procedures or resolutions to supply any omission, cure any ambiguity or correct or supplement any defective or inconsistent provisions contained in this Article VI. Any interpretation of any term or provision contained in this Article VI made by the Trustees in good faith shall be conclusive and binding upon all Shareholders.

6.8.          Amendment. Except pursuant to Section 6.7 of this Article VI, any waiver, amendment, repeal or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not waive, amend, repeal or modify the application of this Article VI to any Control Share Acquisition that occurred prior to the time of such waiver, amendment, repeal, modification or adoption.

ARTICLE VII

AMENDMENT OF BYLAWS

7.1.          Amendment and Repeal of Bylaws. In accordance with Section 3.8 of the Declaration, the Trustees shall have the exclusive power to amend or repeal these Bylaws or adopt new Bylaws at any time. Action by the Trustees with respect to the Bylaws shall be taken by an affirmative vote of a majority of the Trustees. The Trustees shall in no event adopt Bylaws which are in conflict with the Declaration, and any apparent inconsistency shall be construed in favor of the related provisions in the Declaration.